EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-59118, 33-81336, 333-19993, 333-46789, and 333-71588 of Fresh Choice, Inc. (the “Company”) on Form S-8 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”) relating to the consolidated statements of the Company at December 29, 2002 and for each of the two fiscal years in the period ended December 29, 2002, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Jose, California
March 15, 2004